Exhibit 4.1

Executive Incentive Plan
IMMUTEP LIMITED
ACN 009 237 889

Table of Contents

1	Definition and Interpretation	3

2	Introduction	5

3	Invitations	5

4	Applications for Performance Rights or Options	6

5	Grant of Performance Rights or Options	7

6	Vesting, exercise and lapse - Performance Rights and Options	7

7	Cessation of Employment/Office	8

8	Dealing with Performance Rights and/or Options	10

9	Allocation	11

10	Takeover and Scheme of Arrangement	11

11	Adjustments	12

12	Withholding	12

13	Amendments	13

14	Participants based overseas	14

15	Miscellaneous	14

1.	Definition and Interpretation

1.1	Definitions

In these Rules, unless the contrary intention appears, the following words have the following meanings:

Term:	Definition:

Applicable Laws

any one or more or all, as the context requires of:

(a)   the Corporations Act;

(b)   the Listing Rules;

(c)   the Company’s Constitution;

(d)   Taxation Laws;

(e)   any instrument, practice note, policy statement, regulatory guide, class order, declaration, guidance, policy, procedure, ruling, judicial interpretation or other guidance note made to clarify, expand or amend paragraphs (a) to (d) above; and

(f)   any other legal requirement that applies to the Plan.

ASX	ASX Limited ACN 008 624 691.

Board	all or some of the Directors acting as a board.

Company	Immutep Limited ACN 009 237 889.

Corporations Act	Corporations Act 2001 (Cth).

Dealing

in relation to a Performance Right or an Option (as the case may be), any dealing, including:

(a)   a sale, transfer, assignment, declaration of trust, creation of an encumbrance, provision of an option, swap or any alienation of all or any part of the rights attaching to the Performance Right or Option;

(b)   any attempt to do any of the actions set out in paragraph (a) above; and

(c)   any hedging or dealing with a derivative instrument intended to “lock in” a profit relating to a Performance Right or an Option.

Director	a person who is, for the time being, a director of the Company.

Eligible Executive	a person who is, for the time being, an employee of the Company, an executive or non-executive Director or any other person determined by the Board from time to time to receive a grant of Performance Rights and/or Options under the Plan.

Term:	Definition:

Grant Date	the date of grant of a Performance Right or an Option (as applicable).

Invitation	an invitation to an Eligible Executive made by the Board under rule 3.1(a) to apply for, or participate in a grant of, Performance Rights and/or Options.

Listing Rules	the listing rules of ASX as they apply to the Company from time to time.

Option	an entitlement to receive a Share, subject to satisfaction of any Performance Conditions and payment of the applicable exercise price.

Participant	a person who has been granted a Performance Right and/or Option under the Plan.

Performance Condition	one or more conditions which must be satisfied or circumstances which must exist before a Performance Right or an Option (as applicable) vests under these Rules.

Performance Right	an entitlement to a Share, Performance Conditions. subject to satisfaction of any

Plan	has the meaning given to that term in rule 2.1 and is subject to any amendments or additions made under rule 13.

Rules	the terms and conditions of the Plan as set out in this document, as amended from time to time.

Share	a fully paid ordinary share in the capital of the Company.

Takeover Bid	has the meaning Corporations Act. given to that term in section 9 of the

Taxation Laws	the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), each as amended from time to time.

1.2	Interpretation

In these Rules, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a rule, paragraph or schedule is to a rule or paragraph of, or schedule to, this document, and a reference to this document includes any schedule;

(d)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(e)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re enactments or replacements of any of them;

(f)	a reference to the Board includes the Board, any committee appointed by the Board, or any person or body to which the Board has delegated its powers under this Plan,

(g)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(h)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions; and

(i)

a reference to the Listing Rules includes a variation, consolidation or replacement of those rules and is to be taken to be subject to any waiver or exemption granted to the Company from compliance with those rules.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Introduction

2.1	Name of Plan

The Plan is called the Immutep Executive Incentive Plan.

2.2	Objects of Plan

The objects of the Plan are to:

(a)	attract, reward, retain and incentivise Eligible Executives;

(b)	establish a method by which Eligible Executives can participate in the future growth and profitability of the Company; and

(c)	recognise the ongoing ability of Eligible Executives and their expected efforts and contribution to the performance and success of the Company.

2.3	Commencement of Plan

The Plan commences on the date that the Board determines.

2.4	Advice

Eligible Executives should obtain their own independent advice (at their own expense) on the financial, taxation and other consequences to them of, or relating to, participation in the Plan.

3.	Invitations

3.1	Board to make invitations to Eligible Executives

(a)

The Board may from time to time, in its absolute discretion, issue invitations in writing to Eligible Executives inviting applications for the grant of Performance Rights and/or Options upon the terms set out in the Plan and upon such additional terms, including Performance Conditions (if any), as the Board determines.

(b)	Where the Board issues an Invitation to an Eligible Executive, the Eligible Executive may elect not to participate in accordance with the instructions that accompany the Invitation.

3.2	Information to be provided to Eligible Executives

An Invitation must contain the following minimum information:

(a)

the number of Performance Rights and/or Options which the Eligible Executive is invited to apply for and the number of Shares to be issued or transferred on vesting, in the case of a Performance Right, or vesting and exercise, in the case of an Option;

(b)	the date and time by which the application for Performance Rights and/or Options must be received by the Company;

(c)	the proposed Grant Date;

(d)	the period or periods during which:

(i)	the Performance Rights may vest; and

(ii)	Options may vest and be exercised;

(e)	the circumstances in which the Performance Rights and/or Options will lapse;

(f)	any amount that will be payable upon exercise of an Option;

(g)	details of any applicable Performance Conditions; and

(h)	any other relevant conditions to be attached to the Performance Rights and/or Options allocated under the Plan.

3.3	No payment for Performance Rights vesting

Unless the Board otherwise determines, no amount is payable by an Eligible Executive in relation to the grant of a Performance Right or on vesting of a Performance Right.

4.	Applications for Performance Rights or Options

4.1	Application and Acceptance

(a)

Following receipt of an Invitation, an application by an Eligible Executive to participate in the Plan must be made in accordance with the instructions that accompany the Invitation, or in any other way the Board determines.

(b)	The Board may only allow the participation of an Eligible Executive where that Eligible Executive continues to satisfy any relevant conditions imposed by the Board.

4.2	Application for number of Performance Rights or Options specified in Invitation

The Eligible Executive may at his or her election apply for up to the number of Performance Rights, Options or a combination of Performance Rights and Options specified in the Invitation by sending to the Company an application (in the form included in the Invitation) duly completed and signed, which must include an agreement by the Eligible Executive to be bound by the Rules.

4.3	When Company must receive application

(a)	The application must be received by the Company within the period of acceptance specified in the Invitation, unless otherwise determined by the Board.

(b)

Nothing limits the Board’s ability to treat the conduct of an Eligible Executive in respect of an Invitation as a valid application to participate in the Plan, including the failure of an Eligible Executive to lodge an election not to participate within the time specified in the Invitation.

5.	Grant of Performance Rights or Options

5.1	Company to grant or procure grant of Performance Rights and/or Options

On acceptance of a duly signed and completed application for Performance Rights and/or Options, the Company may grant the Performance Rights and/or Options (as applicable) to the Eligible Executive, with effect from the proposed Grant Date specified in the Invitation, on the terms set out in the Plan and the Invitation.

5.2	Performance Rights and/or Options not transferable

Subject to the conditions of the Invitation, the Board may grant the Performance Rights and/or Options (as applicable) in the name of the Eligible Executive and unless the Board determines otherwise, the Performance Rights and/or Options (as applicable) may not be registered in any name other than that of the Eligible Executive.

5.3	Conversion

(a)	A Participant may at any time request the Board to convert any or all of the Participant’s unvested Performance Rights to Options, or vice versa.

(b)

The Board will determine, in its absolute discretion, whether or not to permit such conversion, and if permitted, the formula applicable in respect of the conversion of Performance Rights to Options, or vice versa, and terms applicable in respect of such conversion, and then notify the Participant of the formula and terms applying to such conversion.

(c)

If the Participant agrees to the formula and terms applicable to the conversion, the Company will then, subject to the Listing Rules and the Corporations Act, take necessary steps to effect the conversion, on the terms set out in the Plan and as the Board determines.

(d)

Any newly issued Performance Rights or Options under this rule 5.3 will be subject to the same terms and conditions as the Performance Rights or Options granted to the Participant prior to the conversion (including without limitation, any Performance Conditions), unless the Board determines otherwise.

6.	Vesting, exercise and lapse - Performance Rights and Options

6.1	Vesting of Performance Rights

(a)

A Performance Right will vest on the date specified in the Invitation. A Share will be issued to the Participant following vesting of the Performance Right without any further action on the part of the Participant.

(b)

The vesting of a Performance Right under rule 6.1(a) is conditional on the satisfaction of the Performance Conditions attaching to the Performance Right and any other relevant conditions specified in the Invitation.

(c)	Notwithstanding rule 6.1(b) and subject to the Listing Rules:

(i)

the Board may vest some or all of a Participant’s Performance Rights, even if a Performance Condition has not been satisfied, if the Board considers that to do so would be in the interests of the Company; and

(ii)	the vesting of a Participant’s Performance Rights may be subject to such further conditions as determined by the Board from time to time.

6.2	Vesting and exercise pre-conditions for Options

(a)

An Option will vest on the date specified in the Invitation. The exercise of any Option granted under the Plan following vesting of the Option must be effected in the form and manner determined by the Board, and must be accompanied by payment of the relevant exercise price specified in the Invitation.

(b)	The vesting of an Option under rule 6.2(a) is conditional on the satisfaction of the Performance Conditions attaching to the Option and any other relevant conditions specified in the Invitation.

(c)	Notwithstanding rule 6.2(a) and subject to the Listing Rules:

(i)

the Board may vest some or all of a Participant’s Options even if a Performance Condition has not been satisfied, if the Board considers that to do so would be in the interests of the Company to do so; and

(ii)	the vesting of a Participant’s Options may be subject to such further conditions as determined by the Board.

6.3	Lapse of Options and Performance Rights

An unvested Performance Right or Option will lapse upon the earliest to occur of:

(a)	5 years or any other date (whether more or less than 5 years) specified in the Invitation;

(b)	the Performance Right or Option lapsing in accordance with rule 7;

(c)	the Performance Right or Option lapsing in accordance with rule 8.2(b); or

(d)	expiry of the vesting period for the Performance Right or Option (as applicable) specified in the Invitation.

7.	Cessation of Employment/Office

7.1	Cessation of employment/office

(a)

Where a Participant ceases to be an employee or Director of the Company because of total and permanent disability, death or such other circumstances as the Board may determine, the Board may determine that any Performance Rights and/or Options granted under the Plan vest, whether or not the date for vesting has been attained. If no determination is made by the Board within 60 days of the Participant ceasing to be an employee or Director, all Performance Rights and/or Options held by the Participant will automatically lapse.

(b)

If a Participant ceases to be an employee or Director of the Company in circumstances other than those referred to in rule 7.1(a), any Performance Rights and/or Options granted to that Participant lapse on the cessation of the Participant’s employment/office unless the Board determines otherwise within 60 days of the cessation of the Participant’s employment/office.

(c)

The Board may at the time of an Invitation, provide for a different termination treatment than that contemplated by rules 7.1(a) and 7.1(b), in which case the terms of the Invitation provided to the Participant under rule 3.2 prevail over rules 7.1(a) and 7.1(b) to the extent of any such inconsistency.

7.2	Application of Part 2D.2 Division 2 of the Corporations Act

(a)	This rule applies to all termination payments to which Part 2D.2 Division 2 of the Corporations Act applies.

(b)

The Company is not required to provide, or procure the provision, of any benefit under these rules which is not permitted by Part 2D.2 Division 2 of the Corporations Act in the absence of shareholder approval.

(c)

Any benefits required to be provided to a Participant in accordance with these rules must be reduced to ensure compliance with rule 7.2(b). In the event of overpayment to a Participant, the Participant must, on receiving written notice from the Board, immediately repay any monies or benefits specified in such notice to ensure compliance with rule 7.2(b).

(d)	Where rule 7.2(b) applies the Company may seek shareholder approval in its sole discretion.

7.3	Fraudulent or dishonest actions

(a)	Where, in the opinion of the Board, a Participant acts fraudulently or dishonestly or is in breach of his or her obligations to the Company, the Board may:

(i)	deem any unvested Performance Rights or Options held by the Participant to have lapsed; and/or

(ii)	deem any vested but unexercised Options held by the Participant to have lapsed.

(b)

Where, in the opinion of the Board, a Participant’s Performance Rights or Options vest, or may vest, as a result of the fraud, dishonesty or breach of obligations of an employee of the Company other than the Participant and, in the opinion of the Board, the Performance Rights or Options would not otherwise have vested, the Board may determine that the Performance Rights or Options have not vested and may, subject to Applicable Laws, determine:

(i)

where Performance Rights or Options have not vested or Shares have not been issued upon vesting of the Performance Rights or vesting and exercise of the Options, that the Performance Rights or Options have not vested and reset the Performance Conditions applicable to the Performance Rights or Options;

(ii)

where Shares have been issued upon vesting of Performance Rights or vesting and exercise of the Options, that the Shares are forfeited by the Participant (as described in rule 7.3(a) (ii)) and may, at the discretion of the Board, reissue any number of Performance Rights or Options to the Participant subject to new Performance Conditions in place of the forfeited Shares; or

(iii)	any other treatment in relation to Performance Rights or the Options to ensure no unfair benefit is obtained by a Participant as a result of such actions of another person.

7.4	Forfeiture

(a)	Unless the Board determines otherwise at the time of issue of an Invitation, any Shares already issued to the Participant following:

(i)	vesting of the Performance Rights; and/or

(ii)	vesting and exercise of the Options,

will	not be subject to forfeiture.

(b)

At the time of an Invitation, the Board may provide for a different treatment than that contemplated by rule 7.4(a) in which case the terms of the Invitation provided to the Participant under rule 3.2 prevails over rule 7.4(a) to the extent of any such inconsistency.

7.5	Performance Rights or Options may be cancelled if Participant consents

Notwithstanding any other provisions of the Plan, and subject to the Listing Rules, if a Participant and the Board have agreed in writing that some or all of the unvested Performance Rights or Options granted to that Participant may be cancelled on a specific date or on the occurrence of a particular event, then the Board may cancel those Performance Rights or Options on the relevant date or on the occurrence of the particular event (as the case may be).

8.	Dealing with Performance Rights and/or Options

8.1	Transfer on death, bankruptcy

A Performance Right or Option granted under the Plan is only transferable by force of law upon death to the Participant’s legal personal representative or upon bankruptcy to the Participant’s trustee in bankruptcy.

8.2	Restrictions on Dealing

(a)	Any Dealing in respect of an unvested Performance Right and/or Option is prohibited, unless the Board determines otherwise.

(b)

Where the Participant purports to Deal with a Performance Right and/or an Option other than in accordance with rules 8.1 or 8.2(a), the Performance Right and/or Option will lapse, unless the Board determines otherwise.

9.	Allocation

9.1	Allocation of Shares

On:

(a)	vesting of a Performance Right; or

(b)	vesting and exercise of an Option,

the Company must issue to, or procure the transfer to, the Participant (or his or her personal representative) the number of Shares in respect of which the Performance Rights have vested or the Options have vested and have been exercised, and in so doing the Company is taken to have issued the Shares in accordance with these Rules.

9.2	Share ranking

Any Shares issued under the Plan upon vesting of a Performance Right or exercise of an Option will rank equally in all respects with other Shares for the time being on issue by the Company except as regards any rights attaching to such Shares by reference to a record date prior to the date of their issue or acquisition.

9.3	Listing of Shares on ASX

The Company will apply for quotation of Shares issued under the Plan within the period required by ASX.

10.	Takeover and Scheme of Arrangement

10.1	Takeovers

(a)

In the event of a Takeover Bid, any Performance Rights or Options granted will vest where, in the Board’s absolute discretion, the Performance Conditions applicable to those Performance Rights or Options have been satisfied on a pro rata basis over the period from the Grant Date to the date of the Takeover Bid.

(b)	Any Performance Rights or Options referred to in rule 10.1(a) that the Board determines will not vest will automatically lapse, unless the Board determines otherwise.

10.2	Compromises and arrangements

(a)

The Board may, in its absolute discretion, vest all or a specified number of a Participant’s Performance Rights or Options where the Board is satisfied that the Performance Conditions applicable to those Performance Rights or Options have been satisfied on a pro rata basis over the period from the Grant Date to the date where:

(i)

a Court orders a meeting to be held in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; or

(ii)	any person becomes bound or entitled to acquire Shares under:

(A)	section 414 of the Corporations Act (upon a scheme of arrangement being approved); or

(B)	Chapter 6A of the Corporations Act (compulsory acquisition following a Takeover Bid).

(b)

If no determination is made or if the Board determines that some or all of the Participant’s Performance Rights or Options will not vest, those Performance Rights or Options will automatically lapse, unless the Board determines otherwise.

11.	Adjustments

11.1	Board power

(a)

Prior to the issue of Shares to a Participant in accordance with rule 9.1, the Board may make any adjustments it considers appropriate to the terms of a Performance Right or Option granted to that Participant in order to minimise or eliminate any material advantage or disadvantage to a Participant resulting from a corporate action such as a capital raising or capital reconstruction.

(b)	Without limiting rule 11.1(a), if:

(i)

Shares are issued pro rata to the Company’s shareholders generally by way of a bonus issue (other than an issue in lieu of dividends or by way of a dividend reinvestment) involving capitalisation of reserves of distributable profits;

(ii)	Shares are issued pro rata to the Company’s shareholders generally by way of a rights issues; or

(iii)	any reorganisation (including consolidation, subdivision, reduction or return) of the issued capital of the Company is effected,

the number of Performance Rights or Options, or the number of Shares to which each Participant is entitled upon vesting of Performance Rights or vesting and exercising of Options, or any amount payable on exercise of Options (or both the number and amount payable if appropriate) will be adjusted in the manner determined by the Board, having regard to the Listing Rules and the general principle set out in rule 11.1(a).

11.2	Additional Performance Rights or Options on same terms

Where additional Performance Rights and/or Options are granted to the Participant under this rule 11, such Performance Rights or Options will be subject to the same terms and conditions as the original Performance Rights and/or Options granted to the Participant (including without limitation, any Performance Conditions) unless the Board determines otherwise.

11.3	Notice of adjustment

The Board must, as soon as reasonably practicable after making any adjustments under this rule 11, give notice in writing of the adjustment to any affected Participant.

12.	Withholding

12.1	Reimbursement

If the Company is obliged, or reasonably believes it may have an obligation, as a result of or in connection with:

(a)	the grant of Performance Rights and/or Options to a Participant, or the vesting of such Performance Rights and/or Options; or

(b)	the issue of Shares to, or on behalf of, a Participant upon vesting of Performance Rights or vesting and exercise of Options,

to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature, then the Company is entitled to be reimbursed by the Participant for the amount or amounts so paid or payable.

12.2	Discretion

Where rule 12.1 applies, the Company is not obliged to grant the Performance Rights and/or Options or to issue Shares to the Participant unless the Company is satisfied that arrangements have been made for reimbursement. Those arrangements may include, without limitation, the sale, on behalf of the Participant, of Shares issued or transferred to the Participant and where this happens, the Participant will also reimburse the costs of any such sale.

13.	Amendments

13.1	Power to make amendments

Subject to rule 13.2, the Board may at any time by resolution:

(a)	amend or add to (amend) all or any of the provisions of the Plan;

(b)	amend the terms or conditions of any Performance Right or Option granted under the Plan; or

(c)	suspend or terminate the operation of the Plan.

13.2	Restrictions on amendments

Without the consent of the Participant, no amendment may be made to the terms of any Performance Right or Option already granted which, in the opinion of the Board, materially reduces the rights of a Participant in respect of that Performance Right or Option, other than an amendment introduced primarily:

(a)

for the purpose of complying with or conforming to present or future legislation governing or regulating the maintenance or operation of the Plan or similar Plans, in any jurisdiction in which Invitations have been made;

(b)	to correct any manifest error or mistake;

(c)

to take into consideration possible adverse tax implications in respect of the Plan arising from, amongst others, adverse rulings, changes to tax legislation and/or changes in the interpretation of tax legislation by a court of competent jurisdiction; or

(d)	to enable the Company to comply with the Applicable Laws.

13.3	Notice of amendments

As soon as reasonably practicable after making any amendment under rule 13.1, the Board will give notice in writing of the amendment to any affected Participant.

13.4	Retrospective effect

(a)	The Board may determine that any amendment to the Rules or the terms of the Performance Rights or Options granted under the Plan be given retrospective effect.

(b)	Amendments to the Rules or the terms and conditions upon which Performance Rights or Options granted under the Plan by the Board will be of immediate effect unless otherwise determined by it.

14.	Participants based overseas

14.1	Overseas transfers

If a Participant is transferred to work in another jurisdiction and, as a result of that transfer, the Participant would:

(a)	suffer a tax disadvantage in relation to their Performance Rights or Options, which is demonstrated to the satisfaction of the Board; or

(b)

become subject to restrictions on their ability to Deal with the Performance Rights or Options, or to hold or Deal in the Shares or the proceeds of the Shares acquired on vesting or exercise, because of the security laws or exchange control laws of that jurisdiction to which he or she is transferred, then if the Participant continues to hold an office or employment with the Company, the Board may decide that the Performance Rights and/or Options will vest on a date it chooses before or after the transfer takes effect. The Performance Rights and/or Options will vest to, or on behalf of, the Participant to the extent permitted by the Board and will not lapse as to the balance.

14.2	Non-Australian residents

When a Performance Right and/or Option is granted under the Plan to a person who is not a resident of Australia, the provisions of the Plan apply subject to such alterations or additions as the Board determines having regard to any Applicable Laws, matters of convenience, desirability or similar factors which may have application to the Participant or to the Company in relation to the Performance Right and/or Option.

15.	Miscellaneous

15.1	Rights and obligations of Participant

(a)

Unless the subject of an express provision in an employment contract, the rights and obligations of any Eligible Executive under the terms of their office, employment or contract with the Company are not affected by their participation in the Plan.

(b)	These Rules will not form part of, and are not incorporated into, any contract of any Eligible Executive (whether or not he or she is an employee of the Company).

(c)

The grant of Performance Rights and/or Options on a particular basis in any year does not create any right or expectation of the grant of Performance Rights and/or Options on the same basis, or at all, in any future year.

(d)	No Participant has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to a grant of Performance Rights and/or Options or in relation to the Plan, or any failure to exercise a discretion under these Rules; or

(iii)	the operation, suspension, termination or amendments of the Plan.

15.2	Board to administer

(a)	The Plan is administered by the Board which has power to:

(i)

determine appropriate procedures for administration of the Plan consistent with these Rules including implementing an employee share trust for the purposes of delivering and holding Shares on behalf of Participants upon the vesting of Performance Rights or Options or exercise of Options; and

(ii)	delegate to any one or more persons for such period and on such conditions as it may determine the exercise of any of its powers or discretions arising under the Plan.

(b)

Except as otherwise expressly provided in the Plan and the Listing Rules, the Board has absolute and unfettered discretion to act or refrain from acting under or in connection with the Plan, or any Performance Rights or Options under the Plan, and in the exercise of any power or discretion under the Plan.

15.3	Board power to waive

Notwithstanding any other provisions of the Plan, the Board may at any time waive in whole or in part any terms or conditions (including any Performance Condition) in relation to any Performance Rights and/or Options granted to any Participant.

15.4	Dispute or disagreement

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan or to any Performance Rights and/or Options granted under it, the decision of the Board is final and binding.

15.5	Approved leave of absence

Subject to Applicable Laws, at the discretion of the Board, a Participant who is granted an approved leave of absence and who exercises his or her right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation before the vesting of a Performance Right or vesting and exercise of an Option under the Plan will be treated for those purposes as not having ceased to be such an employee.

15.6	Notices

(a)

Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post or facsimile, in the case of a company to its registered office, and in the case of an individual to the individual’s last notified address, or, where a Participant is a director or employee of the Company, either to the Participant’s last known address, email address or to the address of the place of business at which the Participant performs the whole or substantially the whole of the duties of the Participant’s office or employment.

(b)

Where a notice or other communication is given by post, it is deemed to have been received 48 hours after it was put into the post properly addressed and stamped. Where a notice or other communication is given by facsimile or email, it is deemed to have been received on completion of transmission.

15.7	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining Participant records;

(b)	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; and

(c)	providing information to future purchasers of the Company or the business in which the Participant works.

15.8	Governing Law

The Plan and any Performance Rights, Options and Shares granted under it are governed by the laws of New South Wales and the Commonwealth of Australia.